Exhibit 99.1

Pioneer Power Expects Full-Year 2022 Revenue Projected to Exceed its 50% Growth Target

E-Bloc Solution Drives Robust Organic Growth, Record Revenue and Backlog Since Transformer Division Sale;

Accelerating e-Boost Revenue and Continued Strong Demand for E-Bloc Expected to Exceed 2022 Performance in 2023

FORT LEE, N.J., February 8, 2023 /PRNewswire/ — Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer”, “Pioneer Power” or the “Company”), a leader in the design, manufacture, service and integration of electrical power systems, distributed energy resources, power generation equipment and mobile electric vehicle (“EV”) charging solutions, today announced that based on preliminary and unaudited results, management expects to exceed its target of 50% year-over-year revenue growth for the year ended December 31, 2022.

Based on preliminary and unaudited results, management believes that revenue during the fourth quarter of 2022 exceeded $10.0 million, representing the highest quarterly revenue since the sale of the Company’s transformer business units in mid-2019, resulting in estimated full-year 2022 revenue of more than $27.5 million. As a result, management believes it has exceeded its target of 50% year-over-year revenue growth for the year ended December 31, 2022.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “The projected growth in our revenue by over 50% in 2022 was due to significant revenue from our E-Bloc offering, and we have additional E-Bloc revenue scheduled to be recognized in 2023. The preliminary and unaudited results to date include initial contributions from our e-Boost solutions, but the majority of our expected e-Boost revenue is expected to benefit 2023 and beyond. We continue to drive awareness for both our E-Bloc and e-Boost solutions, and demand is surging from a variety of end-customers and continues to build, as new use-cases are still being discovered and market adoption grows. Because E-Bloc and e-Boost are addressing an important and unmet need, many of these new applications are being suggested by prospective customers. The use-cases range from EV car importers to extend routes for last-mile deliveries and bus transportation. Our backlog at December 31, 2022 was approximately $37.0 million, an increase of nearly $14.0 million, or over 60%, when compared to total backlog of $22.8 million at December 31, 2021, and it continues to grow in the new year, further augmenting our confidence in sustaining our robust revenue growth rates as we capitalize on durable, cyclical trends.”

“We expect to provide a formal outlook for 2023 when we release our audited results for 2022 in March,” added Mazurek. “However, based on our growing backlog, purchase orders being finalized now and continued demand for our new solutions, we are confident that we can maintain a similar revenue growth rate in 2023 when compared to 2022. Additionally, we had approximately $10.3 million of cash on hand at the end of 2022, giving us sufficient liquidity and resources to continue marketing our new e-Boost and E-Bloc solutions in 2023, and beyond.”

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture, integration, refurbishment, service and distribution of electric power systems, distributed energy resources, power generation equipment and mobile EV charging solutions for applications in the utility, industrial and commercial markets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on three customers for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the liquidity and trading volume of the Company’s common stock and (xii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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